Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 No. 333-212309, 333-194113, 333-189001, and 333-185945 of Front Yard Residential Corporation of our reports dated March 16, 2018 relating to the financial statements of Rental Home Associates, LLC and HavenBrook Partners, LLC, which appears in this Current Report on Form 8‑K/A.
/s/ PricewaterhouseCoopers LLP
Chicago, IL
October 24, 2018